Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization
FiberNet Telecommunications of Pennsylvania, LLC	Pennsylvania
FiberNet of Ohio, LLC	Ohio
FiberNet of Virginia, Inc.	Virginia
FiberNet, LLC	West Virginia
NTELOS Wireline One Inc.	Delaware
NTELOS Wireline Two Inc.	Delaware
NTELOS Telephone Inc.	Virginia
NTELOS of West Virginia Inc.	Virginia
Mountaineer Telecommunications, LLC	West Virginia
NTELOS Network Inc.	Virginia
NTELOS FiberNet Inc.	Virginia
Valley Network Partnership	Virginia
NTELOS Telephone LLC	Virginia
Virginia Telecommunications Partnership	Virginia
Virginia Independent Telephone Alliance LC	Virginia
Roanoke and Botetourt Telephone Company	Virginia
NTELOS Media Inc.	Virginia
R & B Telephone LLC	Virginia